EXHIBIT H-1

             Form of Notice of Proposed Transactions



SECURITIES AND EXCHANGE COMMISSION

(Release No. 35-       ; 70-     )

Filings Under the Public Utility Holding Company Act of 1935 ("Act") ARKANSAS POWER & LIGHT COMPANY ("COMPANY")
NOTICE OF PROPOSAL TO ISSUE AND SELL UP TO $200 MILLION OF
PREFERRED SECURITIES OF A SUBSIDIARY OF THE COMPANY ("ENTITY INTERESTS")
                , 1995


     Notice is hereby given that the following filing(s) has/have been made with the Commission pursuant to provisions of the Act and rules promulgated thereunder.  All interested persons are referred to the application(s) and/or declaration(s) for complete statements of the proposed transaction(s) summarized below.  The application(s) and/or declaration(s) and any amendments thereto is/are available for public inspection through the Commission's

Office of Public Reference.

     Interested persons wishing to comment or request a hearing on the application(s) and/or declaration(s) should submit their views in writing by November __, 1995 to the Secretary,

Securities and Exchange Commission, Washington, D.C. 20549, and

serve a copy on the relevant applicant(s) and/or declarant(s) at the address(es) specified below.  Proof of service (by affidavit or, in case of an attorney at law, by certificate) should be filed with the request.  Any request for hearing shall identify specifically the issues of fact or law that are disputed.  A person who so requests will be notified of any hearing, if

ordered, and will receive a copy of any notice or order issued in the matter.  After said date, the application(s) and/or

declaration(s), as filed or as amended, may be granted and/or permitted to become effective.

Arkansas Power & Light Company  (70-    )

     Arkansas Power & Light Company ("AP&L"), 425 West Capitol

Avenue, 40th Floor, Little Rock, Arkansas 72201, an electric utility subsidiary of Entergy Corporation, a registered holding company, has filed an application-declaration pursuant to

Sections 6(a), 7, 9(a), 10 and 12 of the Act and Rule 45

thereunder.

     AP&L seeks authorization to issue and sell, from time to

time not later than December 31, 2000, one or more new series of the preferred securities of a special purpose subsidiary of AP&L

("Entity Interests"), in an aggregate principal amount not to exceed $200,000,000 and the issuance by AP&L of junior

subordinated debentures to said special purpose subsidiary, each series of junior subordinated debentures in an amount not to exceed the amount of the respective series of Entity Interests plus an equity contribution made by AP&L to the special purpose subsidiary. Each series of Entity Interests will have a stated

per share liquidation preference and will be sold at such price and will be entitled to receive distributions at such rate,

either fixed or adjustable, on such periodic basis as will be determined, along with the maturity, at the time of sale.  One or more series of Entity Interests may include provisions for

redemption or retirement prior to maturity, including

restrictions on optional redemption for a given number of years.

     AP&L proposes to use the net proceeds derived from the

issuance and sale of the Entity Interests for general corporate purposes, including, but not limited to, the possible acquisition of certain outstanding securities.

     AP&L states that it presently contemplates selling the

Entity Interests either by competitive bidding, negotiated public offering or private placement.

     Concurrent with this application, AP&L seeks authorization from the Arkansas Public Service Commission and Tennessee Public

Service Commission for certain elements of the proposed

transactions relating to the issuance and sale of the Entity

Interests, including the issuance of AP&L's subordinated

debentures to the special purpose subsidiary issuing the Entity

Interests.

     For the Commission, by the Division of Investment

Management, pursuant to delegated authority.



                                 Jonathan G. Katz
                                 Secretary